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                                                                   EXHIBIT 10.19


                              CONSULTING AGREEMENT

         This Consulting Agreement ("Agreement") is made by and between Intron Therapeutics, Inc., a Delaware corporation ("Intron") and Jack A. Roth, M.D. ("Consultant") on this 1st day of October 1994.

                                   BACKGROUND

         WHEREAS, Intron owns rights (the "Licensed Subject Matter") under a Patent and Technology License Agreement ("License Agreement") between Intron and the Board of Regents of The University of Texas System (the "Board") relating to certain patent applications and technology owned by the Board and invented in whole or in part by Consultant;

         WHEREAS, Intron intends to continue development of the Licensed Subject Matter, with a view towards ultimate commercialization thereof, and plans to expend significant sums of money in that endeavor;

         WHEREAS, Intron believes that continued work by Consultant in the process of development, exploitation and commercialization of the Licensed Subject Matter, as well as Consultant's promise not to compete with Intron with respect to the Licensed Subject Matter as set forth herein, are crucial to the ultimate success of the enterprise;

         WHEREAS, Consultant is willing to commit his technical knowhow, knowledge, experience, and expertise to assist and support Intron in development, exploitation and commercialization of the Licensed Subject Matter, on the terms and conditions provided herein.

         NOW, THEREFORE, for and in consideration of the monetary payments and the covenants from each party to the other set forth below, the parties hereto agree as follows:

                                   AGREEMENTS

                                   ARTICLE I.

         1.1 Technical Know-how and Expertise. Consultant understands and acknowledges that Intron is making substantial expenditures for the acquisition, development and commercialization of the Licensed Subject Matter, and that endeavor. Consultant's technical know-how, expertise and assistance is important to Intron in that Consultant acknowledges that Intron would not enter License Agreement without also obtaining Consultant's agreement to assist Intron in development and commercialization of the Licensed Subject Matter, including improving upon the technology and possibly obtaining additional patents, as well as extension and continuations of the patent already applied for or obtained; as well as Consultant's non-competition agreement set out in Section 3.01 hereof. During the term of this Agreement, Consultant agrees to provide his technical knowledge and expertise relevant to the Licensed Subject Matter, to serve as Chairman of Intron's Board of Scientific Advisors, if Intron appoints such a board, and to use reasonable efforts to assist in development and commercialization of the Licensed Subject Matter by Intron. Consultant will devote such time and
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effort in such endeavor as is reasonably required by Intron, consistent with
Consultant's obligations to The University of Texas M.D. Anderson Cancer Center.

         1.2 Compensation. In consideration for his loyalty, services, technical know-how, expertise and assistance, and for the confidentiality and non-competition agreements described below, Intron will pay to Consultant $20,000 upon the execution of this Agreement and the following sums during each year of this Agreement:

             YEAR                        AMOUNT

             1st                         $30,000
             2nd                         $75,000
             3rd                         $100,000
             4th                         $125,000
             5th through seventh         $130,000 per year
             8th                         $165,000
             9th                         $181,500
             10th and 11th years         $200,000 per year
             12th and 13th years         $200,000 per year
             14th and 15th years         $200,000 per year

         The above compensation amounts notwithstanding, at the beginning of the twelfth and fourteenth years, the Annual compensation shall be adjusted upward to reflect the upward change, if any, in the United States Bureau of Labor Statistics Consumer Price Index ("CPI") between the tenth Anniversary of the Effective Date and the date of such adjustments. Such compensation shall be calculated using the following formula:

                 CPI at Adjustment Date
               ---------------------------         X 200,000
                 CPI at l0th Anniversary

At each relevant point, the CPI shall be most recent CPI announced by the United States Bureau of Labor Statistics.

         Such annual compensation will commence upon the Effective Date (as herewith defined). The Effective Date shall be the date that both of the following have occurred: (1) a binding definitive Development and Marketing Agreement or similar agreement between Intron and Rhone-Poulenc Rorer ("RPR") is executed, and (2) the License Agreement has been approved by the Board of Regents of The University of Texas System. The annual compensation shall be paid in twelve equal monthly installments. The first installment shall be paid on the first day of the first month beginning after the Effective Date, and a like installment shall be paid on the first day of each month thereafter.


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                                   ARTICLE II.

         Confidentiality. Consultant understands and acknowledges that in connection with development and commercialization of the Licensed Subject Matter, Intron will from time to time provide him with confidential information, including, but not limited to, scientific and technical information regarding the Licensed Subject Matter, new discoveries and improvements upon the Licensed Subject Matter, procedures, methods, protocols, software, devices, specifications, data, know-how, patents, process descriptions, experimental techniques, designs of products and things, product samples, trade secrets, business plans, financial data, and other confidential information (all of which is hereinafter referred to as the "Confidential Information"). Consultant agrees to maintain the confidentiality of all Confidential Information and that Consultant will not disclose any Confidential Information to any third party nor use it other than as prescribed in written agreements between Consultant and Intron, except as Intron may otherwise authorize in writing, and under the terms and conditions of such written authorization. Consultant agrees to use reasonable efforts to safeguard all documents containing Confidential Information. Consultant may make copies of such documents only to the extent necessary for performance of his obligations as prescribed in this Agreement and other written agreements between Intron and Consultant. Consultant shall use reasonable efforts to prevent access to all such documents by third parties. On completion of his obligations, to Intron, Consultant agrees to return to Intron all such documents containing Confidential Information. However, should Consultant desire to retain such documents and receives Intron's written approval therefor, Consultant shall continue to treat the retained documents in accordance with the terms of this Agreement.

         Intron and Consultant agree that, the above definitions notwithstanding, the following shall not constitute "Confidential Information":

               (a) Information which, after disclosure or acquisition hereunder, lawfully enters the public domain, except where such entry is the result of Consultant's breach of this Agreement.

               (b) Information, other than that obtained from third parties, which, prior to disclosure or acquisition hereunder, was already lawfully in Consultant's possession either without limitation on disclosure to others or which subsequently becomes free of such limitation.

               (c) Information obtained by Consultant from a third party who is lawfully in possession of such information and not subject to a contractual or fiduciary relationship with Consultant or any of his affiliates with respect to such information. Consultant may use and disclose such information in accordance with the terms under which it was provided by such third party.

               (d) Information which Consultant can establish was independently developed by Consultant.


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               (e) information shall not be deemed to be within the foregoing categories merely because such information is embraced by more general information lawfully in the public domain or in Consultant's possession. In addition, any combination of features shall not be deemed to be within the foregoing categories merely because individual features lawfully are in the public domain or in Consultant's possession.

         Consultant's obligations under this section shall continue during the term hereof and for five (5) years after termination of this Agreement for any reason.

                                  ARTICLE III.

         Non-Competition Agreement. As stated above, Consultant's technical expertise, knowledge, experience, and loyalty are crucial to the development and commercialization of the Licensed Subject Matter and of material value to Intron. Likewise, Consultant's agreement to refrain from competing or assisting others in competition with Intron's development and commercialization of the Licensed Subject Matter and other gene therapy technologies, products, know how, and applications, whether now existing or developed during the term of this Agreement or within three years thereafter, and whether developed by Consultant or others on behalf of Intron during the term of this Agreement or within three years thereafter, (collectively, "Gene Therapy Technology") is of material value to Intron. Therefore, Consultant covenants and agrees that during the term of this Agreement, and for a period of three years thereafter, Consultant will not, within the Designated Area (defined below), engage in any activity which directly or indirectly is competitive with Intron's commercial exploitation of Gene Therapy Technology, or assist others in competition with Intron's commercial exploitation of Gene Therapy Technology. The "Designated Area" shall mean the area of the United States of America, Canada, Mexico, Brazil, Argentina, the European Economic Community, (EEC), (including, without limitation, England, France, Italy, Germany, Spain, Belgium, Austria), Japan, South Korea, Turkey, China (PRC) and each other country in which Intron, its partners, joint venturers, sub-licensees, or anyone practicing or exploiting Gene Therapy Technology, by, through, or under Intron and made known to Consultant by Intron, is at the time of such activities by Consultant, exploiting or attempting to exploit Gene Therapy Technology. Consultant understands and acknowledges that Intron or others acting through Intron presently intend to commercialize and exploit Gene Therapy Technology in each of the countries expressly named above. Notwithstanding the above, Consultant shall be free to engage in scientific research and development in gene therapy; provided it is for purely academic and scholarly purposes, and not for commercial use or application. Should the products of such research and development ever have commercial application or value, Intron shall have the right to develop and commercialize such research and any products and applications derived therefrom for its benefit.

                                   ARTICLE IV.

               4.1 Default by Intron. Failure of Intron to timely pay any sum due Consultant hereunder, or material breach of any covenant of Intron hereunder, shall, after Consultant has given notice and opportunity to cure as provided below, constitute default. Upon default by Intron, Consultant may,


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at his option, terminate this Agreement, or exercise any other remedy which may be available to Consultant, at law or in equity, in which case the terms and provisions of Article III shall become null and void without any further force or effect.

         4.2. Default by Consultant. Material breach of any provision hereof by Consultant shall, after Intron has given notice and opportunity to cure as provided below, constitute default. Upon default by Consultant, Intron may, at its option, terminate this Agreement, or exercise any other remedy which may be available to it, at law or in equity.

         4.3 Notice of Default. Any other provision hereof notwithstanding, neither Intron nor Consultant shall be deemed in default under this Agreement unless the non-defaulting party has first given the defaulting party thirty days written notice of such default with the opportunity to cure same, and the defaulting party has failed to cure its default within that period.


                                   ARTICLE V.

         5.1 Term and Termination. This Agreement shall commence upon the Effective Date and continue until the first to occur of the following:

             (a) Termination due to default, as provided in Article IV hereof;

             (b) Fifteen years from the date hereof; or

             (c) At Intron's option, inability of Consultant to perform his duties stated herein due to physical disability or mental disability or death; or

             (d) Termination by Intron for good cause, including any illegal, dishonest, or unethical act or omission by Consultant with respect to Intron or his duties hereunder, after Intron has provided Consultant notice of such act and opportunity to cure, as provided in Section 4.03; or

             (e) Termination by Intron without cause, as provided in Article VI hereof; or

             (f) Termination by mutual written agreement of the parties.

         Article II, relating to confidentiality, shall survive termination of this Agreement for any reason, according to the terms of Article II. Article III, relating to non-competition, shall survive termination of this Agreement, according to the terms of Article III, except in the event of termination due to a default by Intron pursuant to Section 4.01. Upon the termination of this Agreement for any reason, Consultant shall be entitled to all compensation accrued as of the date of termination, subject to any right of setoff which Intron may have.


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         For purposes of this Agreement, the term "disability" shall mean a condition, illness, injury or defect which makes or is reasonably expected to make Consultant unable to continue performance of his duties hereunder for a period exceeding one year.

                                   ARTICLE VI.

                     Additional Termination Rights of Intron

         6.1 Termination of Agreement Without Cause. Intron may unilaterally and without cause terminate this Agreement provided that: (a) Intron gives Consultant written notice at least one year in advance of the effective date of such termination and (b) such termination shall not become effective sooner than the third anniversary of the Effective Date of this Agreement. In the event of termination under this Section 6.01, the non-competition provisions of Article III shall continue only for so long as Intron continues to pay Consultant's compensation under Section 1.02 hereof, up to eighteen years beyond the Effective Date hereof, and the confidentiality obligations of Article II shall continue for so long as Intron continues to pay Consultant's compensation under
Section 1.02, and for five (5) years thereafter.

         6.2 Termination of Consultant's Duty to Provide Services,. Intron may terminate Consultant's duty to provide services hereunder, without altering any other right or obligation of either party under this Agreement, provided that:
(a) Intron gives Consultant written notice at least one year in advance of the Effective Date of such termination, and (b) such termination shall not become effective sooner than the third anniversary of the Effective Date of this Agreement. Without limiting the foregoing sentence, termination under this
Section 6.02 will act affect Intron's obligation to pay compensation pursuant to
Article I, or Consultant's obligations of confidentiality and non-competition under Articles II and III. Termination of Consultant's duties under this
Section 6.02 shall not prejudice any right of Intron or Consultant to terminate this Agreement under Section 6.01 or any other section of this Agreement.

         6.3 Termination for Failure to Commence Phase I Clinical Studies. Intron may, at its option, terminate this Agreement if Intron fails to commence the first Phase I Clinical Study involving products or technologies involved in the License Agreement before the first anniversary of the Effective Date, for any reason. In this event, Consultant's obligations of confidentiality under
Article II shall continue as provided therein, and Consultant's, Non-Competition obligations under Article III shall continue only for so long as Intron pays Consultant's compensation under Section 1.02 hereof.



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                                  ARTICLE VII.

                                 Miscellaneous.

         7.1 Notice. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to Intron:

         Intron Therapeutics, Inc.
         c\o Mr. David G. Nance
         301 Congress Avenue, Suite 2025
         Austin, Texas 78701

         With a copy to:

         Mr. Rodney Varner
         Wilson & Varner, L.L.P.
         Attorneys at Law
         301 Congress Avenue, Suite 2025
         Austin, Texas 78701

         If to Consultant, at the address identified on the signature page hereof, or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         7.2 Applicable Law. The substantive laws of the State of Texas, excluding any law, rule or principle which might refer to the substantive law of another jurisdiction, will govern the interpretation, validity and effect of this Agreement without regard to the place of execution or the place for performance thereof. This Agreement is to be at least partially performed in Harris County, Texas, and, as such, Intron and Consultant agree that personal jurisdiction and venue shall proper with the state or federal courts situated in Harris County, Texas, to hear such disputes arising under this agreement.

         7.3 No waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         7.4 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other



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provisions shall remain in full force and effect. Further, such provision shall be reformed and construed to the extent permitted by law so that it may be valid, legal and enforceable to the maximum extent possible.

         7.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

         7.6 Headings. This section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

         7.7 Assignment. This Agreement may not be assigned by Intron without Consultant is written consent, unless such assignment is made in connection with a corporate merger or reorganization, or transfer of substantially all of the assets of Intron, in which event assignment shall be permitted. Consultant's unique knowledge and expertise being a fundamental consideration for this Agreement, neither this Agreement nor any benefit hereof shall be assigned by Consultant without Intron's written consent. Any attempted assignment by a party in violation hereof shall be null and void.

         7.8 Successors: Third Party Beneficiary. This Agreement shall inure to the benefit of the lawful successors and assigns of Intron and be binding upon the lawful successors and assigns of Intron, and be binding upon and inure to the benefit of Consultant and his personal representatives, successors and assigns.

         7.9 Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, and representations, warranties and agreements between the parties with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, with regard to the subject matter hereof, has been made by either party, or by anyone acting on behalf of either party, which is not embodied herein, and that no agreement, statement or promise relating to the subject matter hereof which is not contained in this Agreement or in such other agreements shall be valid and binding.

         7.10 Amendments. No amendment or modification to this Agreement will be effective unless it is in writing and signed by the parties.

         7.11 Injunctive Relief. In view of the inadequacy of money damages, if Consultant shall fail to comply with any provisions of this Agreement, (particularly, without limitation, Articles II or III hereof) Intron shall be entitled, to the extent permissible by law, to injunctive relief in the case of the violation, or attempted or threatened violation, by Consultant, of any such provision, or to a decree compelling specific performance by Consultant, of any such provision, or to any other remedies legally available.


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         7.12 Tax Representations Consultant acknowledges that Intron has made no warranties or other representations to Consultant with respect to the income tax consequences of the transactions contemplated by this Agreement and Consultant is in no manner relying on Intron or its representatives for an account of such tax consequences.

         7.13 Further Assurances. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above written.


                                            INTRON THERAPEUTICS, INC.


                                            By  /s/ DAVID G. NANCE
                                                --------------------------------
                                                David G. Nance, President



                                                /s/ JACK A. ROTH
                                            ------------------------------------
                                                Jack A. Roth, M.D.


                                            Address:
                                            1515 Holcombe Blvd., Box 109
                                            Houston, TX 77030




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